UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 9, 2015

Rudolph Technologies, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	001-36226	22-3531208
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Rudolph Road, P.O. Box 1000, Flanders, NJ 07836
(Address of principal executive offices) (Zip code)

Registrant's telephone number, including area code: (973) 691-1300
Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
(b) Departure of Principal Officer
On November 5, 2015, Paul F. McLaughlin announced his retirement of employment from Rudolph Technologies, Inc. (the “Company”) effective December 30, 2015 and will continue as the Chairman of the Company's Board of Directors until March 31, 2016 at which time he intends to step down as a Director of the Company.

(c) Appointment of Principal Officer

On November 5, 2015, Michael P. Plisinski, age 45, was appointed Chief Executive Officer (CEO) and Director of Rudolph Technologies, Inc. (the “Company”), both effective on November 9, 2015.

In connection with his appointment as Chief Executive Officer, Mr. Plisinski entered into an employment agreement with the Company. In connection with his appointment Mr. Plisinski will receive an annual base salary of $450,000 and a one-time special restricted stock unit grant for 100,000 Company common shares vesting on the third anniversary of the grant date subject to continued employment. Mr. Plisinski will also be entitled to continue to participate in the annual and long-term incentive compensation programs of the Company established for senior executives. His target award opportunity under the annual cash incentive program is increased to 100% of base salary. For the existing 2015 annual cash incentive program his incentive award will be pro-rated to reflected his increased base salary and target annual cash incentive award opportunity as of his appointment date. For the long-term equity incentive program under the 2016 incentive program, he will be entitled to a total equity value equivalent to $650,000 allocated to restricted stock units (performance-based and time-based) all subject to the terms of the 2016 equity incentive opportunity award program to be established by the Compensation Committee including performance goals for this executive and the other members of the senior executive group.
The term of the employment agreement is through December 31, 2017, subject to automatic renewal unless notice of non-extension is provided by the executive or by the Company. The employment agreement provides for termination of employment by the Company for “cause” and for termination of employment by the executive for “good reason”, as those terms are defined in the employment agreement. In the event of the termination of the executive’s employment without cause or by the executive for good reason, and not in connection with a change in control event (as defined in the employment agreement), the executive is entitled to a severance payment equal to two times his annual base salary payable over twenty-four months, vesting of only those previously earned performance shares under a completed performance period which would have vested based on the passage of time in the twelve month period immediately following the employment termination date, as well as a supplemental COBRA payment for up to eighteen months following the termination date. In the event of executive’s termination of employment without cause or for good reason upon or within eighteen months following a change in control event, then (i) if the change in control event happens prior to the first anniversary of the effective date of the employment agreement, the executive would be entitled to a severance payment equal to one and one half times his annual base salary payable over eighteen months and (ii) if the change in control event happens after the one year anniversary of the effective date of the employment agreement, the executive would be entitled to a severance payment equal to two times his annual base salary and two times his target annual cash incentive award opportunity, payable over twenty-four months. In case of a termination of employment without cause or for good reason in connection with a change in control under (i) or (ii) above, the executive would also be entitled to accelerated vesting of all of the executive's outstanding equity awards and a pro-rated annual cash incentive award based on actual achievement for the full year in which employment termination occurs as well as payment of a COBRA supplement for up to eighteen months following the termination date.
The employment agreement also provides for benefits in connection with termination of employment due to death or disability.
Under the employment agreement, the executive is subject to non-competition and non-solicitation covenants for twenty-four months following any termination or cessation of employment.
The foregoing description of the executive’s rights under the employment agreement is qualified in its entirety by reference to all of the terms and conditions of the employment agreement, which is included as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description of Exhibit

10.1	Employment Agreement, dated as of November 5, 2015, by and between Rudolph Technologies, Inc. and Michael P. Plisinski.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Employment Agreement, dated as of November 5, 2015, by and between Rudolph Technologies, Inc. and Michael P. Plisinski.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Rudolph Technologies, Inc.

Date: November 9, 2015	By: /s/ Steven R. Roth
Steven R. Roth Senior Vice President and Chief Financial Officer